Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
THE SECOND AMENDED AND RESTATED BYLAWS
OF
ACACIA RESEARCH CORPORATION
a Delaware corporation

The undersigned hereby certifies that she is the duly elected, qualified and acting Secretary of Acacia Research Corporation, a Delaware corporation (the “Corporation”), and that the Second Amended and Restated Bylaws of the Corporation (the “Bylaws”) were amended by resolution of the Board of Directors of the Corporation, effective as of July 28, 2020, as follows:

1.	Section 6.9 of Article 6 of the Bylaws is hereby amended by deleting Section 6.9 in its entirety and replacing it with the following:

“Section 6.9. Amendments. These Bylaws may be amended or repealed either by approval of 66 2/3% of the outstanding shares of the corporation entitled to vote on such action or by the approval of the Board of Directors, for those amendments to the Bylaws for which approval of the Board of Directors alone is sufficient under the General Corporation Law of Delaware.

2.	Article 6 of the Bylaws is hereby amended to add a new Section 6.15 that reads as follows:

“Section 6.15. Federal Forum Selection. Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing, otherwise acquiring, or continuing to own any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to this provisions of this Section.”

The foregoing amendments to the Second Amended and Restated Bylaws of the Corporation have not been modified, amended, rescinded or revoked and remain in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on July 28, 2020.

Jennifer Graff Secretary